STEWARD FUNDS, INC.
ARTICLES OF AMENDMENT

Steward Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First: The names of two of the Corporation's six series, as designated in Articles of Amendment to the Corporation's Articles of Incorporation filed on June 3, 2004, are changed as indicated below:

From To

Steward Enhanced Equity Index Fund Steward Domestic All-Cap Equity Fund Steward Select Fixed Income Fund Steward Select Bond Fund

Second: The foregoing amendment to the Articles of Corporation of the Corporation, as amended, was approved by a majority of the entire Board of Directors of the Corporation; and the charter amendment is limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders.

The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states to the best of his knowledge, information and belief that the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President, Edward L. Jaroski, and attested by its Secretary, Richard A. Nunn, on the 23rd day of August, 2004.

ATTEST: STEWARD FUNDS, INC.

/s/ Richard A. Nunn By: /s/ Edward L. Jaroski (SEAL)

Richard A. Nunn Edward L. Jaroski

Secretary President